Exhibit 99.2

FOR IMMEDIATE RELEASE:	Feb. 25, 2011

NW Natural and Encana Oil & Gas (USA) Sign Gas Reserves Venture

Joint venture to provide long-term natural gas reserves from Wyoming field

Portland, Ore.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), and Encana Oil & Gas (USA) Inc. (Encana), a subsidiary of Calgary-based Encana Corp. (NYSE, TSE: ECA), today announced the signing of an agreement for NW Natural to invest in a joint venture to develop gas reserves that will provide long-term supplies for NW Natural’s Oregon utility customers over a 30-year period.

During the first 10 years of the joint venture, NW Natural expects the volume of gas produced to provide approximately 8-10 percent of the company’s average annual requirements for its utility customers. These gas reserves come from the Jonah Field in Wyoming, located north of Rock Springs.

Under terms of the agreement, NW Natural will pay approximately $45-55 million a year, for a five-year period, for a total investment of about $250 million which will cover expected drilling costs in exchange for a working interests in certain sections of the Jonah Field. The sections include both future and currently producing wells.

NW Natural estimates the gas reserves will save Oregon customers more than $50 million on a net present value basis over the life of the agreement. The Jonah Gas Field is considered to be one of the 10-largest gas fields in the U.S. with over 2 Trillion cubic feet equivalent (Tcfe) of proved reserves.

An application hearing with the Public Utility Commission of Oregon (OPUC) has been filed and is likely to occur in late April, with an expected effective date of May 1, 2011. If approved, NW Natural’s expenditures for the gas reserves, cost of capital and associated operating costs will be included in rates on an annual basis.

The company intends to finance the joint venture with internal cash flows and other long-term financing as necessary.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 674,000 residential, commercial, and industrial customers through 15,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.6 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

Forward-looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimated gas reserves and supplies, customer savings, potential project expansion, continued drilling, project costs and completion dates, commodity costs, financing, financial positions, performance, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors,” and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and Part II, Item 1A, “Risk Factors,” in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

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Investor Contact:

Bob Hess

Phone: 503-220-2388

Email: bob.hess@nwnatural.com

or

Media Contact:

Kim Heiting

Phone: 503-220-2366

Email: kah@nwnatural.com